Exhibit 99.1

First NBC Appoints Carl J. Chaney as Chief Executive Officer

NEW ORLEANS, Feb. 6, 2017 -- First NBC Bank Holding Company (NASDAQ: FNBC) (“First NBC” or “the company”) today announced that its Board of Directors has appointed Carl J. Chaney as Chief Executive Officer, effective upon regulatory approval. Mr. Chaney will succeed Hermann “Buck” Moyse, III, who has served as Interim Chief Executive Officer of First NBC Bank and First NBC Bank Holding Company.

Mr. Chaney has more than 30 years of leadership experience in the banking and financial services sector with a proven track record of building high-performing businesses. He served in numerous roles at Hancock Holding Company during the course of a 17-year tenure, including as its Chief Executive Officer, President and Director. During Mr. Chaney’s tenure as CEO from 2006 to 2014, Hancock significantly grew its assets from $6 billion to $21 billion, executed on a $50 million efficiency and process improvement initiative that achieved its results three quarters ahead of schedule and acquired New Orleans-based Whitney Bank in a $1.5 billion stock transaction.

“We are pleased to announce the addition of Carl as our next CEO, who has a proven track record and invaluable industry experience,” said Shivan Govindan, First NBC’s Chairman of the Board. “We look forward to benefitting from Carl’s contributions and leveraging his expertise to strengthen First NBC’s operational foundation, maintain and grow our customer relationships and enter the next chapter in First NBC’s history. On behalf of the entire Board, I would also like to thank Buck for serving as interim Chief Executive Officer and express our appreciation that he will continue to serve as a member of our Board.”

“I am honored to join First NBC, a company with a strong history and commitment to making a positive contribution to the local economy as one of Louisiana’s leading community banks,” said Mr. Chaney, “First NBC has taken significant steps over the last few months to enhance value and I look forward to continuing to take actions to best position the Company for long-term success. I am excited to begin working with the rest of the talented team to further develop and execute our strategy and strengthen First NBC’s operational foundation.”

As previously announced, First NBC entered into a definitive agreement with Whitney Bank to sell approximately $1.3 billion in loans and nine First NBC Bank branches to Whitney Bank. The terms of the transaction will provide First NBC with an estimated premium of $44 million and total cash liquidity in excess of $200 million to First NBC upon completion. The transaction remains on track to close by the end of the first quarter of 2017 and will also result in an increase in available funding under the company’s available credit facilities.

About Carl Chaney

Mr. Chaney currently serves as Vice Chairman of JTS Capital Group, an alternative credit acquisition and management company, and on the Board of Directors of Mississippi Power Company, where he is Chairman of the Compensation Committee and a member of the Controls and Compliance Committee. He also served on the Board of Directors of the Federal Reserve Bank of Atlanta, New Orleans Branch. Prior to joining Hancock, Mr. Chaney was a bank mergers and acquisitions and regulatory attorney, representing over 100 financial institutions throughout 13 states in the Southeast and Southwest. He holds a J.D. from the University of Mississippi School of Law and a bachelor’s degree from the University of Mississippi, with honors.

About First NBC Bank Holding Company

First NBC, headquartered in New Orleans, Louisiana, offers a broad range of financial services through its wholly-owned banking subsidiary, First NBC Bank, a Louisiana state non-member bank. First NBC’s primary markets are the New Orleans metropolitan area and the Florida panhandle, which it serves from 38 full service banking offices located throughout its markets.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements do not relate strictly to historical or current facts. Forward-looking statements reflect the current views and estimates of management of First NBC with respect to future economic circumstances, industry conditions, company performance and financial results. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the control of First NBC - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Among other factors, actual results may differ from those described in forward-looking statements due to the factors included in filings made by First NBC with the Securities and Exchange Commission, including those risk factors set forth in First NBC’s Annual Report on Form 10-K for the year ended December 31, 2015. Forward-looking statements speak only as of the date they are made. Copies of First NBC’s reports filed with the SEC are available in the Investor Relations section of First NBC’s website, www.firstnbcbank.com. First NBC undertakes no duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

First NBC Bank Holding Company Contacts:

Media:

Joele Frank, Wilkinson Brimmer Katcher

Steve Frankel / Scott Bisang / Matthew Gross, 212-355-4449